                                                                    EXHIBIT 23.6


PERSONAL AND CONFIDENTIAL


July 26, 2001



Board of Directors
AmeriSource Health Corporation
1300 Morris Drive, Suite 100
Chesterbrook, PA 19087



Re:  Registration Statement (File No. 333-61440) of AmerisourceBergen
     Corporation



Gentlemen:


Attached is our opinion letter dated March 16, 2001 with respect to the fairness from a financial point of view to the holders of the outstanding shares of (i) Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of AmeriSource Health Corporation ("AmeriSource" or the "Company"); (ii) Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), of AmeriSource; and (iii) Class C Common Stock, par value $0.01 per share (the "Class C Common Stock" and, together with Class A Common Stock and Class B Common Stock, the "AmeriSource Common Stock"), of AmeriSource of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of March 16, 2001 (the "Agreement"), by and among AABB Corporation ("Parent"), AmeriSource, Bergen Brunswig Corporation ("Bergen Brunswig"), A-Sub Acquisition Corp. ("AmeriSource Merger Sub"), and B-Sub Acquisition Corp. ("Bergen Brunswig Merger Sub"). Pursuant to the Agreement, (i) AmeriSource Merger Sub will merge with and into AmeriSource and each issued and outstanding share of AmeriSource Common Stock will be converted into and represent one share (the "Exchange Ratio") of Common Stock, par value $0.01 per share ("Parent Common Stock"), of Parent; and (ii) Bergen Brunswig Merger Sub will merge with and into Bergen Brunswig and each issued and outstanding share of Common Stock par value $1.50 per share (the "Bergen Brunswig Common Stock") of Bergen Brunswig, will be converted into and represent 0.37 shares of Parent Common Stock.

Board of Directors
AmeriSource Health Corporation
July 26, 2001
Page Two


The foregoing opinion letter is provided for the information and assistance of the Board of Directors of AmeriSource in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Recommendation of the Board of Directors and Opinions of Financial Advisors," "Background of the Merger," "AmeriSource's Reasons for the Merger," and "Opinion of AmeriSource's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
-------------------------
(GOLDMAN, SACHS & CO.)